Exhibit 23

        Consent of Independent Auditors

We consent to the incorporation by reference in the Annual Report (Form 10-K) of Target Corporation of our report dated February 19, 2004, included in the 2003 Annual Report to Shareholders of Target Corporation.

Our audit also included the financial statement schedule of Target Corporation listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in Registration Statement Numbers 333-65347 and 333-82500 on Form S-3 and Registration Statement Numbers 33-6918, 33-64013, 333-30311, 33-66050, 333-75782, 333-27435, 333-86373, 333-103920 and 333-112260 on Form S-8 of our report dated February 19, 2004, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Target Corporation.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 5, 2004